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                                                                 Exhibit (e)(14)

                                FIRST AMENDMENT
                                      TO
                          CHANGE IN CONTROL AGREEMENT

Change in Control Agreement, dated July 13, 1999, ("Agreement") between James F. McNulty and Burns International Services Corporation ("Corporation") is hereby amended at the direction of the Board of Directors of Corporation as follows:

        1.  To delete the phrase at Section 2:
            "If a Change in Control of the Company shall have occurred while Executive is still an employee of the Company, and Executive's employment with the Company is terminated during the two (2) year period following the date of such Change in Control by reason of a termination (1) by the Company without Cause, or (2) by Executive with Good Reason, Executive shall be entitled to the following severance benefits:"

        2.  To insert in replacement the phrase at Section 2:
            "If a Change in Control of the Company shall have occurred while Executive is still an employee of the Company, and either Executive's employment with the Company is terminated during the period following the date of such Change in Control and December 29, 2000 by reason of a termination (1) by the Company without Cause, or
            (2) by Executive with Good Reason, or if the Executive's employment has not been terminated by December 29, 2000, then the Executive shall be entitled to the following benefits:"

        3. Except as modified herein, all other terms additions and provisions of the Agreement shall remain in full force and effect.

Effective as of August 2, 2000.

BURNS INTERNATIONAL SERVICES CORPORATION

BY:      /S/ John A. Edwardson                       /S/ James F. McNulty
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